Exhibit 14.1

company policy	number 0001

LEGAL AND ETHICAL CONDUCT	eff. date replaces	14 Feb. 2006 19 Jan. 2005

PURPOSE

CPI’s Board of Directors has adopted this Code of Legal and Ethical Conduct (“Code”) to promote:

•                  honest and ethical conduct;

•                  compliance with all applicable laws and regulations;

•                  fair and accurate disclosure in the reports that CPI files with the Securities and Exchange Commission (“SEC”);

•                  prompt internal reporting to the appropriate persons of violations of this Code; and

•                  accountability for adherence to their Code.

This Code is not the exclusive source of rules and guidance governing the actions of CPI personnel, but it serves as a basis for the other company policies and guidelines in CPI’s Policy Manual.

APPLICATION AND COMPLIANCE

This Code is applicable to all employees, directors, consultants and agents of CPI and its subsidiaries. (The terms “CPI” and the “Company” include CPI International, Inc., Communications & Power Industries, Inc. and each of their functions, Divisions, operations, and/or subsidiaries.)

Managers at all levels are expected to foster the highest standard of ethical conduct and to ensure adherence to CPI’s policies and practices and to teach by example the exercise of sound and mature judgment in all business relationships. They are also responsible for maintaining a workplace environment which encourages and supports frank and open communication among employees and with management. Questions as to the requirements of this policy or specific applicable statutes or regulations should be raised with your team leader, supervisor, manager, Division President or Corporate Officer.

Responsibility for compliance with this policy rests with each individual. The unqualified recognition on the part of all personnel of this responsibility is fundamental to CPI’s compliance program. Conduct not complying with both the letter and the spirit of this Code and other company policies may be grounds for disciplinary action, which in serious cases may include dismissal.

Any request by any employee (other than an “executive officer” as defined under SEC rules) for a waiver of any provision of this Code must be in writing and addressed to the Employee’s Division President or a Corporate Officer. Any request by an executive officer or a director for a waiver of any provision of this Code must be in writing and addressed to CPI’s Board of Directors. CPI shall promptly disclose any such waiver for an executive officer or director in accordance with SEC rules and any other applicable regulations.

This Code may only be amended by CPI’s Board of Directors. Any such amendment shall be promptly disclosed by CPI to the extent required by SEC rules and any other applicable regulations.

REPORTING CONCERNS AND UNETHICAL BEHAVIOR

CPI is committed to achieving compliance with this Code and all applicable laws and regulations, including applicable securities laws, accounting standards, accounting controls and audit practices.

1.                                       Accounting and Audit Related Matters.

For complaints regarding accounting, internal accounting controls, or auditing matters, the Audit Committee of our Board of Directors has established a procedure for receipt, retention and treatment of complaints regarding such matters. Any CPI personnel or other person who has concerns or complaints regarding such matters are encouraged to promptly submit those concerns or complaints. Subject to duties arising from applicable laws, regulations or legal proceedings, we will treat such submissions confidentially. Such concerns and complaints may be made anonymously.

Reports may be made by contacting the CFO at (650) 846-3096, emailing the Audit Committee of our Board of Directors at board_of_directors@cpii.com or calling Open Line at (800) 876-0912. Open Line is an independent third-party service for reporting matters of concern; Open Line calls are anonymous, and reports from Open Line will be forwarded to the CFO.

2.                                       Other Matters Related to Legal or Ethical Conduct.

CPI personnel should promptly report any possible illegal or unethical behavior or other behavior that might be a violation of this Code to the appropriate supervisor or any member of management. If necessary, access will be provided to CPI’s outside legal counsel. Any allegations of violations will be treated thoroughly, fairly and objectively, and kept in the strictest possible confidence, subject to duties arising from applicable laws, regulations or legal proceedings. Such concerns and complaints may also be made anonymously.

Reports may be made by calling Open Line at (800) 876-0912, or by contacting the CFO at (650) 846-3096. Open Line is an independent third-party service for reporting matters of concern; Open Line calls are anonymous, and reports from Open Line will be forwarded to the CFO.

It is CPI’s policy that no CPI personnel will suffer adverse action for raising an ethical or legal concern in good faith.

GENERAL POLICY

CPI’s founding tenet and continuing policy is to comply fully with all laws governing its operations, and to honor the highest legal and ethical standards in the conduct of its business. This Code requires not only that all personnel observe the law, but also they conduct CPI’s business in a manner that identifies CPI as an ethical and law-abiding enterprise, alert to all the responsibilities of good corporate citizenship. The spirit of this Code requires CPI personnel to maintain the highest degree of integrity with shareholders, employees, customers, suppliers, local communities, governments at all levels, and the general public. Each section of this Code of Ethics covers areas in which CPI personnel have responsibilities:

•                  Rules for Business Courtesies

•                  Conflicts of Interest

•                  Recording and Reporting Information

•                  Marketing Guidelines

•                  Insider Trading and Disclosure of Non-Public Information

RULES FOR BUSINESS COURTESIES

The conduct of CPI personnel in their business relationships with others involves important responsibilities. Friendly relations with organizations with which CPI does business are desirable. Such relationships, however, must be guided by high standards of personal conduct and integrity. Favoritism, preferential treatment, and unethical business practices must be avoided. CPI personnel must also avoid any conduct that might be misinterpreted by others or that might provide any basis for questioning propriety.

These rules relating to the acceptance or granting of business courtesies, social amenities, gifts, or favors are applicable to all CPI personnel in their relationships with employees and representatives (and their families) of organizations with which CPI has a business relationship. An organization with which CPI “has a business relationship” includes organizations with which CPI competes or does business, and ones which actively seek to do business with CPI. Expenses incurred not meeting the criteria of this company policy are not reimbursable by CPI.

No employee, director or consultant may, directly or indirectly, accept from or provide to any employee or representative of any organization with which CPI has a business relationship any gift or favor other than an ordinary business courtesy or social amenity. Any such courtesy or amenity must not be in violation of any statute or regulation, must not create the appearance of impropriety or improper influence, must only be offered or accepted in the ordinary course of business, and must not be frequent, lavish, or extravagant. No Employee, director or consultant may solicit any gift or favor.

This policy is also applicable to relationships relating to U.S. Government business. However, CPI personnel must, in addition, comply with the special rules in CPI’s Government Business Policy Manual for relationships with employees and representatives of (1) the U.S. Government, (2) U.S. Government prime contractors and higher tier subcontractors, and (3) vendors and subcontractors of CPI under U.S. Government contracts and subcontracts. These rules are based upon strict statutes and regulations. Business courtesies not complying with these rules may be viewed as unlawful by U.S. Government authorities, and may result in penalties and/or cancellation or termination for default of any related U.S. Government contracts.

States have similar statutes which are applicable to state and local government agencies and departments, and their contractors. Many federal, state and local government agencies and departments have adopted standards of conduct with respect to business courtesies. CPI personnel must comply with these statutes and standards of conduct as well.

Particular care must be exercised where it might appear either that CPI expects something in return, or that an attempt is being made to secure an unfair advantage. This includes situations where the recipient is faced with a pending significant decision affecting CPI, or where the recipient has the ability to directly influence a pending significant decision affecting CPI.

CONFLICTS OF INTEREST

CPI expects its employees and consultants to devote their best efforts and attention to the conduct of its business affairs and the performance of their jobs. CPI personnel are expected to use good judgment, to adhere to the highest legal and ethical standards, and to avoid situations that present an actual or potential conflict between personal interests and CPI’s interests. A conflict of interest exists when an employee’s or consultant’s loyalties or activities are or could be divided between CPI’s interests and those of him, her or another business entity. Both the fact and the appearance of a conflict of interest should be avoided.

Any employee or consultant who is involved in a transaction, activity or relationship that constitutes or could reasonably constitute a conflict of interest, or any person who becomes aware of such conflict of interest, must promptly report it to the their supervisor, department manager, Human Resources Manager, Division President or to any other officer of CPI. Any CPI manager receiving such details concerning a potential conflict of interest shall disclose these details to the Division Human Resources manager and the Division President or to a CPI Corporate Officer. Final approval authority in employee or consultant conflict of interest matters rests with the Division President or a CPI Corporate Officer, who may elect to consult with outside counsel in complex situations. Actual or potential conflicts of interest involving executive officers or directors should be reported to the chairman of the Audit Committee of CPI’s Board of Directors, and should be resolved by, CPI’s Board of Directors.

Failure to adhere to the provisions of this policy will result in disciplinary action up to and including termination of employment.

The following provisions describe particular employee conflict of interest situations for which approval by a CPI Division President & Corporate Officer or the CPI Board of Directors is required. In general, approval of the situation must be obtained upon entering employment with CPI, or prior to engaging in the relevant activity if the affected individual is already employed with CPI. This is intended to be a representative listing only and is neither all-inclusive nor descriptive of all possible conflict of interest situations requiring approval.

1.                                       Other Employment or Associations

No employee can accept other employment or consult with another business enterprise that competes with CPI or engages in the sale or purchase of products or services with CPI. Any employee who desires to engage in any outside employment (including self-employment) or consulting must disclose the facts of this work to his or her team leader, supervisor, manager, and Human Resources Manager for approval in advance. It is CPI’s policy to withhold permission for consulting or other employment if:

a.                                       Additional effort or a work schedule is involved with the other employment or consulting that would interfere with or reduce the productivity of the employee’s work at CPI in any way.

b.                                      The other employment is with a competitor or potential competitor of CPI, or with a person or company that could, in any way, be construed as being interested in obtaining or capable of using trade secrets or any information that is proprietary to CPI.

c.                                       The other employment or consulting involves the selling or leasing of products or services or of any interest in property or assets of any kind to CPI.

d.                                      The employee’s association with CPI plays any part in the other activity.

No employee may accept or retain a directorship of any commercial business enterprise regardless of its business relationship with CPI without the prior notification and approval of CPI’s senior management or, where deemed appropriate, CPI’s Board of Directors.

2.                                       Financial Interests

Potential conflicts of interest can develop if employees or members of their immediate families have significant financial interests in organizations with which CPI has a business relationship.

Certain financial interests present such a potential for conflict of interest that they may not be acquired or retained by employees. Other financial interests may be permissible after review by CPI’s management or Board of Directors.

To avoid actual or potential conflicts of interest, employees are required to report and obtain prior approval from the employee’s Division President or Corporate Officer for the following financial interests:

a.                                       Ownership or acquisition of the right to acquire more than 1% of any class of securities of any publicly-held company with which CPI has a material business relationship.

b.                                      Any interest in an organization with which CPI has a business relationship whose securities or other indications of ownership including, for example, partnership or proprietor shares, are not publicly held, whether or not the organization is incorporated.

c.                                       Any interest in any organization, whether or not publicly held, formed or to be formed by employees who left CPI less than 12 months before the date of acquisition of the financial interest.

d.                                      Any interest in any transaction to which CPI is a party or which it is planned or proposed that CPI shall become a party.

e.                                       Any financial interest in a non-publicly held organization that is in competition with CPI.

The required reports must be made to the employee’s Division President or Corporate Officer, as applicable. New employees will be requested to make a report of any of the specified interests prior to the date of employment. Reportable interests that the employee plans to acquire should be reported far enough in advance to allow adequate time for review.

3.                                       Personal Relationships

Any employee who has a close relationship with someone else (a family member or close personal friend) who has a significant financial or employment relationship with a competitor, customer or supplier of CPI must disclose this information in writing to the employee’s Human Resources manager. In such event, CPI may take such action as it deems appropriate to avoid an actual or potential conflict of interest including, without limitation, reassignment or transfer of the employee.

No employee may be hired, promoted, transferred or maintained in a position where such aspect of employee’s employment may be directly or indirectly influenced by a relative or another employee with whom such employee has a close personal relationship. All supervisor-subordinate relationships must be free of any favoritism or special treatment and must avoid any actual or apparent conflict of interest.

RECORDING AND REPORTING INFORMATION

CPI personnel must record and report all information accurately and honestly. This includes, for example, time records, marketing orders, engineering or test results and financial reports.

One report that many employees and consultants use is the expense report. Employees and consultants are entitled to reimbursement for reasonable expenses incurred including expenditures for business courtesies, social amenities, gifts, and favors meeting the Rules for Business Courtesies section of this policy. All expense reports must be accurate, fully supported, and include only expenses allowable under CPI policies. Expenditures not reimbursable under government contracts (such as entertainment and alcoholic beverages) must be specifically identified.

Under various laws, such as SEC Rules, tax laws or the Foreign Corrupt Practices Act, CPI is required to maintain books and records reflecting CPI’s transactions. It is essential that these books and records are accurate. CPI personnel must ensure that they do not make false or misleading statements in financial reports, environmental monitoring reports and other documents submitted to or maintained for government agencies. CPI’s employees (including senior management) and consultants involved in the preparation of CPI’s public filings should ensure that these filings contain full, fair, accurate and understandable disclosure and that they reflect on a timely basis all material information required to be included in such filings.

An employee may not commit CPI to undertake any performance, payment or obligation unless authorized under the appropriate delegation of authority policies. No employee may engage in the use of sideletters or “off-the-books” arrangements. No CPI personnel may enter into transactions with customers, suppliers or other business partners that facilitate improper revenue recognition, expense treatment or accounting improprieties.

To ensure the accuracy and integrity of CPI’s books and records, employees must comply with Generally Accepted Accounting Principles (GAAP) and are required to follow those finance policies and procedures as set forth in the CPI Controller’s Manual.

CPI’s Division Managers, Controllers, and accounting and finance managers are responsible for ensuring all financial reports, analyses and other information for external disclosure is accurate, complete and reported per GAAP and company policies and procedures.

Dishonest and inaccurate reporting is strictly prohibited and can lead to civil or even criminal liability for the employee and/or CPI.

PROPRIETARY INFORMATION OF OTHERS

It is CPI’s policy to respect the proprietary rights and trade secret information of others. CPI personnel must ensure that they do not solicit, obtain or receive any information regarding others in illegal or improper ways. Proprietary and confidential information belonging to third parties which has not been disclosed without restriction may be obtained and/or used only by permission of the owner. Where the application of these rules is uncertain, the affected individual should discuss the situation with their manager, and, if appropriate, with CPI’s outside legal counsel.

Fair Competition

CPI’s policy is to provide the best possible products and services, and to sell them on their merits while avoiding deprecation or criticism of competitors, their products or services. Although truthful description of a competitor’s product or service shortcomings is normally acceptable, if such a description is not accurate the competitor may have cause to initiate a legal claim against CPI. CPI personnel must not mislead others with respect to any specific shortcoming by only providing a part of the relevant information. CPI personnel should stress the advantages of CPI products and services rather than criticize competitors, their products or their services. It is acceptable to compare published current specifications.

Antitrust Constraints

All CPI personnel must comply with the requirements of Company Policy 0999 “Antitrust”. Since a violation of antitrust laws can result in serious legal difficulties, CPI marketing, sales and management personnel must be familiar with the requirements of this company policy. In general, the antitrust laws forbid agreements or understandings of any kind, formal or informal, with competitors or others to fix or control prices, to allocate products, markets or territories, to boycott certain customers or suppliers, or to refrain from or limit the manufacture, sale or production of any product.

In business dealings with outside organizations, remember that a supplier or customer may also be a competitor. Normal sales to, purchasing from, and subcontracts with, competitors are to be expected and are not illegal. Contacts at association meetings, seminars, etc., are proper and need not be avoided, provided that the subject matter discussed is appropriate. However, no CPI personnel may engage in unlawful discussions or collaboration on such things as prices, plans, production, or sales territories with competitors. Employees and others representing CPI must be sensitive at all times to even an appearance of such activities.

INSIDER TRADING AND DISCLOSURE OF NON-PUBLIC INFORMATION

CPI’s policy and U.S. and state laws prohibit directors, employees and others from trading on, or improperly disclosing or using material, non-public (“inside”) information. Inside information is information concerning CPI or another company that is not known to the investing public.

Inside information is “material” if it could reasonably be expected to affect the price of a company’s publicly traded securities. Some common examples are material changes in estimates of future company earnings; a proposed merger, acquisition, or joint venture; sale of significant assets; changes in senior management; significant new products or discoveries; impending liquidity problems; stock offerings or repurchases by the company; substantial increases or decreases in dividends; significant expansion or curtailment of operations; or the gain or loss of a substantial customer or supplier. This list is not intended to be exhaustive.

These restrictions also apply to family members and others living in the same household as employees or directors.

Employees, directors and members of their families and others living in the same household are also required to not trade in CPI’s securities during periods when trading is prohibited under applicable company policies.

CPI personnel are prohibited from disclosing to anyone inside or outside CPI any confidential, non-public information, including technical, proprietary, or business-sensitive information obtained at or through CPI, except on a need-to-know basis and where there is no reason to believe that the information will be misused or improperly disclosed. This prohibition applies to all confidential, non-public technical, proprietary or business-sensitive information, whether or not it is “material.”

The above guidelines are merely general in nature. CPI personnel must also comply with CPI’s specific policy relating to Insider Trading (Company Policy 0014 “Insider Trading”.)

CERTIFICATION OF COMPLIANCE
WITH POLICY ON LEGAL AND ETHICAL CONDUCT

It is CPI’s policy that all exempt employees, plus all management, supervisors, sales, marketing, procurement and service employees whose positions bring them in frequent contact with customers or suppliers (“Employees Requiring Certification”), comply with company policy and government business guidance documents. Certain policies and practices require legal and ethical standards, which are of overriding importance in the conduct of the company’s business.

To communicate and ensure the application of these ethical and legal standards, all Employees Requiring Certification must certify that they have read and are familiar with these key policies. They must also certify that they understand these policies contain mandatory legal and ethical standards and practices to be followed in conducting the company’s business.

Each Corporate Officer, Division President, Controller, Division Marketing Manager, International and Domestic Field Sales Manager and others designated by the Chief Executive Officer (CEO) must provide:

•                  Company Form 1906 annually.

•                  Division certification forms will be kept in a separate file in the Division’s Human Resources Office. In the case of Corporate Officers, certification forms will be kept in a separate file in the Corporate Headquarters Office.

All Employees Requiring Certification must provide:

•                  Company Form 1909 annually. Individuals newly hired or promoted to exempt positions must provide this certification within ten (10) working days of their start date.

•                  These certification forms are retained in the employee’s personnel file in the appropriate Human Resources Office

Managers and supervisors must review Company Policies and expectations on business conduct with newly hired or promoted Employees Requiring Certification during the initial orientation or evaluation time period, and periodically, as work assignments or job duties change.